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                                                                     Exhibit 6.5

                                  FCSTONE, LLC

    PO Box 4887 - Des Moines, IA 50306-4887 - 2829 Westown Parkway, Suite 200

         West Des Moines, IA 50266-1333 515-223-3788 - WATS 800-422-3087

              LSCP, L.P., d/b/a Little Sioux Corn Processors, L.P.
                FULL SERVICE INTEGRATED RISK MANAGEMENT CONTRACT*


THIS AGREEMENT is entered into by and between FCSTONE, LLC ("FCStone"), an Iowa limited liability company with its main office at 2829 Westown Parkway, West Des Moines, Iowa 50266, and LSCP, L.P., d/b/a Little Sioux Corn Processors, L.P. ("LSCP") an Iowa L.P. with its main office at 4808 F Avenue, Marcus, Iowa 51035.

RECITALS:

A. LSCP is an Iowa limited partnership which owns and will operate an ethanol plant facility in Marcus, Iowa, and which desires to manage price risk of various commodities including corn, natural gas, ethanol and co-product(s).

B. FCStone, which is experienced in commodity transactions and related risk management, is willing to provide such assistance on the terms hereby stated.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

     1. FCSTONE SERVICES. FCStone shall, during the term hereof, provide consulting services to LSCP in the implementation of a full service price risk management program for LSCP (the "Program"). The services to be provided are set forth in Exhibit A attached hereto.

     2. FEES. LSCP shall pay FCStone a fee for services and materials provided hereunder of $.002 per gallon of ethanol produced during the Term. Such fees shall be payable monthly on an estimated basis on the first business day of each month during the term hereof, in advance, beginning with the first day of the month after ethanol production commences. The initial estimated monthly payment shall be $6,667.00 per month. All estimated monthly advance payments shall be credited against the fees payable based upon actual ethanol production and the above quoted per gallon rate. The amount of the fee shall be computed every three (3) months after ethanol production commences and additional payment to FCStone or credits to LSCP's account shall be made, and

     *Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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     the monthly advance fee adjusted, so as to accurately reflect the actual fees payable on the per gallon basis. In addition to such fees, LSCP shall also pay any transaction commissions, fees, services charges or mark-ups arising from options, futures or other risk management or cash commodity transactions executed or brokered through FCStone, its affiliates, or others in accordance with their applicable schedules of rates, except that FCStone guarantees that the rate for exchanged-traded futures and options contracts shall be not more than * per round turn, plus all applicable exchange fees, during the initial one-year term hereof. Any OTC (over-the-counter) transactions will be * per round turn, which includes any applicable fees, during the initial one-year term hereof.

     3. LSCP REPRESENTATIVE. LSCP shall designate one representative in writing and two alternate representatives in his or her absence who shall be authorized and directed to receive FCStone's advice and to make all hedging and merchandising and purchasing decisions for LSCP. All directions, transactions and authorizations given by such representative to FCStone shall be binding upon LSCP. FCStone shall be entitled to rely on the authorization of such persons until it receives written notification from LSCP that such authorization has been revoked.

     4. TRANSACTIONS WITH FCSTONE AND FCSTONE AFFILIATES. LSCP understands, approves, authorizes, and agrees that FCStone as an advisor may recommend that LSCP enter into transactions where FCStone will act as a broker or futures commission merchant or where LCP may enter into transactions with one or more companies which are under common ownership or control with FCStone, including, but not limited to, FCStone Trading, L.L.C. with respect to physical energy products and over-the-counter swaps and options and FGDI, L.L.C. with respect to cash grain. FCStone may also participate on LSCP's behalf in negotiations with one or more elevators, which are members of FCStone's parent company.

     5. CUSTOMER AGREEMENTS. All transactions involving LSCP, FCStone and its affiliates shall be subject to, and shall be governed by, the applicable customer agreements, master agreements, confirmations, and other documentation thereof.

     6. CONFIDENTIALITY AGREEMENT. The parties will execute a Confidentiality and Nondisclosure Agreement as described in exhibit B upon signing of this Agreement. Such agreement shall remain in full force and effect and shall apply and govern all disclosure and use of confidential information hereunder. Breach of the nondisclosure agreement shall also constitute breach of this Agreement.

     *Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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     7.  PUBLIC DISCLOSURE. Any public announcements concerning the transaction contemplated by this letter shall be approved in advance by FCStone and LSCP, except for disclosures required by law, in which case the disclosing party shall provide a copy of the disclosure to the other party prior to its public release.

     8.  LIMITATIONS.

         (a) Brokerage services to be provided by FCStone will be to find suppliers or purchasers for LSCP. FCStone will not purchase or sell grain, nor will it be directly involved in the purchase of the grain involving LSCP. FCStone shall give merchandising, purchasing and hedging advice to LSCP, but all decisions on purchasing, merchandising and hedging strategy will be made by LSCP. All hedging positions will be the responsibility of LSCP, in LSCP's account with FCStone or other relevant party. All positions shall be for the purpose of hedging against price risks associated with the LSCP's operations.

         (b) FCStone assumes no responsibility for the completion or performance of any contracts between LSCP and LSCP's customers and suppliers, and LSCP agrees that it shall not bring any action or make any claim against FCStone based on any act, omission or claim of any of LSCP's customers or suppliers.

         (c) To the extent FCStone provides services relating to accounting systems, sole responsibility for the accuracy and completeness of LSCP's books and financial statements shall remain with LSCP. FCStone shall not be deemed to attest in any way to the accuracy of such books and financial statements.

         (d) FCStone assumes no responsibility for tax advice, tax planning, or tax returns or tax reporting.

         (e) Nothing contained herein shall be deemed to grant discretionary trading authority to FCStone or to any of its agents or employees. Any transactions shall be specifically authorized by an LSCP Representative designated as provided in Section 3.

     9.  TERM AND TERMINATION.

         (a) The initial term of this Agreement shall commence on the date hereof and shall continue for one (1) year. Thereafter, the Agreement shall continue from month to month, but may be terminated at any time for any cause, or without cause, by either party after the initial one-year term upon providing thirty (30) days written notice to the other party.

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         (b) This Agreement may also be terminated by either party in the event of material breach of any of the material terms hereof by the other party, by written notice specifying the breach, which notice shall be effective ten (10) days after it is given unless the receiving party cures the breach within such time. This Agreement may be terminated immediately without notice at the election of any party in the event of bankruptcy, or any other receivership or insolvency proceeding is filed by or against another party.

         (c) In addition to any other method of terminating this Agreement, either Party may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the thirtieth (30th) day following the giving of notice of intent to terminate.

     10. LICENSES, BONDS, AND INSURANCE. LSCP agrees to acquire prior to acquisition of cash grain or production of ethanol for sale and will maintain in full force and effect during the term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

     11. LIMITATION OF LIABILITY. EACH PARTY UNDERSTANDS THAT NEITHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO THE OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

     12. FCSTONE'S DISCLAIMER. LSCP understands and agrees that FCStone makes no warranty respecting legal or regulatory requirements and risks. LSCP shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to LSCP's business.

     13. INDEMNITY. LSCP agrees to indemnify FCStone and its brokers, officers, agents and employees and hold them harmless from and against any claims, demands, liability or expense, including attorneys fees and other litigation expenses, arising out of claims by LSCP's customers or suppliers. The parties

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         agree that the prevailing parties in any litigation between the parties and related to this Agreement shall be entitled to collect its costs, expenses, and reasonable attorneys' fees from the other party.

     14. NATURE OF RELATIONSHIP. FCStone is an independent contractor providing services to LSCP. No employment relationship, partnership or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance.

     15. NOTICES. Any notices permitted or required hereunder shall be in writing, signed by an officer duly authorized of the party giving such notice, and shall either be hand delivered or mailed. If mailed, notice shall be sent by certified, first class, return receipt requested, mail to the address shown above, or any other address subsequently specified by notice from one party to the other.

     16. GENERAL.

         (a) This Agreement is the entire understanding of the parties concerning the subject matter hereof, and it may be modified only in writing signed by the parties. All commodities futures, options, and swap transactions shall be subject to the customer or master agreements between LSCP and FCStone, its affiliates, or others. The parties may enter into other agreements in writing, including but not limited to service agreements, customer agreements and master agreements with respect to commodity futures options and swaps.

         (b) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         (c) Neither party shall be liable for any failure to perform any or all of the provisions of this Agreement if and to the extent that performance has been delayed or prevented by reason of any cause beyond the reasonable control of such party. The expression "cause beyond the reasonable control" shall be deemed to include, but not be limited to: acts, regulations, laws, or restraints imposed by any governmental body; wars, hostilities, sabotage, riots, or commotions; acts of God; or fires, frost, storms, or lightning.

         (d) This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of either party to the other.

         (e) No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either party more than two (2) years

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             after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. Venue for any action arising from or in relation to this Agreement shall be in Cherokee County, Iowa.

         (f) This Agreement is governed by and shall be construed under the laws of the State of Iowa.

         (f) This Agreement shall be binding upon and inure to the benefit of the parties and the successors and assigns of the entire business and goodwill of FCStone and LSCP, but shall not be otherwise assignable without the express consent of the other parties.

     DATED AND EXECUTED AS OF THIS 16th DAY OF July, 2002.


     LSCP, L.P.

     BY: LITTLE SIOUX CORN PROCESSORS, L.L.C., its general partner

     BY:     /s/ Daryl J. Haack
         ------------------------------------------
          Daryl J. Haack, President


     FCSTONE, LLC

     BY:     /s/ Peter Nessler
         ------------------------------------------

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                                    EXHBIIT A

FCStone will provide the following services based on sound risk management principles, using FCStone's Basis Trading experience together with the futures and options markets to reduce LSCP's exposure to commodity price changes.

I. GENERAL SCOPE. FCStone will provide advice, assistance and risk management with respect to LSCP's grain origination, energy and transportation, procurement and output sales.

II.  CONSULTING SERVICES AND PROGRAM:

     A. DETAILED OPERATIONAL REVIEW. A complete review of grain operations, procurement procedures and energy requirements will be assembled. This is vital to provide a baseline on which to build the marketing, merchandising and procurement program. This analysis is also used to understand strengths, weaknesses, market share, operational costs and overhead. The review also looks at local seasonal cycles, transportation options and farmer customer preferences.

     B. MARKETING PLAN DEVELOPMENT. Within thirty (30) days of the date hereof, FCStone will prepare and deliver a marketing plan to LSCP, subject to LSCP's review, designed to maximize LSCP's profit from its manufacturing operation, procurement and merchandising functions. The marketing plan will include historical basis analysis for both inputs (grain) and manufactured products (energy products). Specific recommendations regarding purchasing of inputs will be addressed as well as strategies to lock in margins on production. Projections on profitability will be made based on anticipated volumes and historical analysis. Utilization of both exchange traded risk management products and over-the-counter tools will be addressed.

     C. MARKETING OVERVIEW, MONTHLY ACTIVITY, POSITION AND FINANCIAL ANALYSIS. Upon completion of the marketing plan, it is submitted for approval by management and LSCP's board of directors. Once approved the plan is initiated and each activity and position is tracked for its impact and success. Monthly reports present in detail the results of all hedged transactions and the results of those strategies. This analysis is completed on a monthly basis, will be accumulated on a year-to-date basis and assembled into a year-end summary.

     D. ACCOUNTABILITY. Hedge records are provided to track each trade, measuring each activity for its impact and overall success of the program. Position statements are available at anytime on an ongoing basis.

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     E.  RISK MANAGEMENT FOR NATURAL GAS AND OTHER ENERGY PRODUCTS. Strategies
         to lock in energy costs or budgeted items are available in both exchange-traded products and in over-the-counter instruments.

     F. PRODUCER AND ORIGINATION PROGRAM. A number of alternative services and instruments are available for your producer members. Outlook meetings detailing with current markets are available annually. Specific programs such as Floored Average Pricing, Enhance Minimum Price Program, Minimum Price Plus and other producer marketing alternatives are available. All of these programs are provided on a brokerage basis.

III. INTERNAL RISK MANAGEMENT PROCEDURES:

     A. RISK MANAGEMENT GUIDELINES AND CONTROLS. Risk management recommendations regarding position limits, strategies, credit exposure and volumes will be presented for management and board approval.

     B. ESTABLISH CORPORATE RISK POLICY - ASSESS RISK PROFILE - DEFINE HEDGE OBJECTIVE.

     C.  OBTAIN APPROVAL OF RISK POLICY, AUTHORIZE CONSULTING AGREEMENT.

     D.  DESIGNATE INDIVIDUAL(s) RESPONSIBLE FOR HEDGING.

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                                    EXHIBIT B

                             NONDISCLOSURE AGREEMENT

     This NONDISCLOSURE AGREEMENT (the "Agreement") is entered into this 16th day of July, 2002 (the "Effective Date") by and between FCStone, L.L.C., of West Des Moines, IA, and LSCP, L.P., d/b/a Little Sioux Corn Processors, L.P., of Marcus, IA, (each sometimes referred to herein individually as a "party" or collectively as the "parties").

     WHEREAS, LSCP, L.P. intends to manufacture fuel ethanol, purchasing all of the required inputs and marketing the outputs including fuel ethanol and its byproducts,

     WHEREAS, LSCP, L.P. desires to manage its price variance risk related to the purchase of such inputs and the sale of such outputs, and

     WHEREAS, FCStone, L.L.C. and its related companies have expertise in providing various input and output price management services.

     NOW THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, the parties hereby agree as follows:

1. In connection with discussions between the parties regarding ethanol manufacturing plant input and output price protection, and performance under that certain Full Service Integrated Risk Management Contract between the parties dated July 16, 2002 (collectively the "Subject Matter"), each party to this Agreement may wish to disclose certain non-public, confidential or proprietary information (hereinafter "Information") to the other party on a confidential basis. The disclosing party may consider the Information confidential or proprietary under this Agreement either because it has developed the Information internally, or because it has received the Information subject to a continuing obligation to maintain the confidentiality of the Information, or because of other reasons.

2. The term "Information" as used in this Agreement shall mean the discussions between the parties concerning the Subject Matter, any and all written, printed, electronic or other materials regarding the Subject Matter provided by a party to any other party to this Agreement and the substance and content thereof, and all information ascertained through the discussions between Representatives (as defined in paragraph 3(b) below) of the parties concerning the Subject Matter. Information shall include, but not be limited to, all marketing, operational, economic or financial knowledge, information or data of any nature whatsoever relating to the Subject Matter which has been or may hereafter be provided or disclosed by the parties in connection with the Subject Matter and all notes, analyses, compilations, studies or other documents in tangible form (whether in

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     written form, electronically stored or otherwise) that contain or otherwise reflect Information prepared by or on behalf of the receiving party.

3. With respect to Information disclosed under this Agreement, the party to whom the Information is disclosed shall:

     a. Hold the Information in confidence, exercising a degree of care not less than the care used by the disclosing party to protect its own proprietary or confidential information that it does not wish to disclose.

     b. Restrict disclosure of the Information solely to its affiliates and its affiliates' respective directors, officers, employees, and/or agents, advisors or representatives (hereinafter "Representatives") with a need to know and not disclose it to any other person.

     c. Advise those persons to whom the Information was disclosed that they shall be bound by the terms of this Agreement to the same extent as if they were parties hereto and be responsible for any breach of this Agreement by any of such persons.

     d. Use the Information only in connection with continuing discussions by the parties concerning the Subject Matter, except as may otherwise be mutually agreed upon in writing.

     e. Agree not to disclose that the parties hereto are having or have had discussions concerning the Subject Matter, that it has received Information or that it is considering a possible transaction related to the Subject Matter.

4. The Information provided by a party shall be deemed the property of such disclosing party and, upon request, the other party shall return all Information received in tangible form to the disclosing party, without retaining any copy or duplicate thereof, and shall destroy any and all written, printed or other material or information derived from the Information and provide the disclosing party with written certification executed by a duly authorized officer of such document destruction. If either party loses or makes an unauthorized disclosure of the other party's Information, it shall notify such other party immediately and use reasonable efforts to retrieve the lost or wrongfully disclosed Information. Notwithstanding the return or destruction of Information, each party will continue to be bound by the obligations of confidentiality and other obligations hereunder.

5. The party to whom Information is disclosed shall have no obligation to preserve the proprietary nature of any Information which:

     a. such party can prove was previously known to such party to be free of any obligation to keep it confidential;

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     b.  is or becomes publicly available by other than unauthorized disclosure;

     c. such party can prove was or is developed by or on behalf of such party independent of any Information furnished under this Agreement; or

     d. is received from a third party whose disclosure, to the best of the party's knowledge after reasonable inquiry, does not violate any confidentiality obligation.

6. If a party or anyone to whom such party transmits Information in accordance with this Agreement is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Information, such party will give the disclosing party prompt written notice of such request or requirement so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the receiving party will cooperate with the disclosing party to obtain such protective order. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the relevant provisions of this Agreement, the receiving party (or such other persons to whom such request is directed) will furnish only that portion of the Information which, in the opinion of legal counsel, is legally required to be disclosed and, upon the disclosing party's request, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

7. Each party shall have the right to determine, in its sole judgment, what Information it shall provide to the other. It is understood and agreed that the party disclosing Information does not make any representations or warranties, expressed or implied, as to its accuracy, completeness or fitness for a particular purpose thereof. It is further understood and agreed that neither party nor its Representatives shall have any liability or responsibility to the other party (except as pursuant to this Agreement) or to any other person or entity resulting from the use of any Information or any errors therein or omissions therefrom. Neither this Agreement, nor the transfer of Information hereunder, shall be construed as granting any license or rights to any information or data now or hereafter owned or controlled by a party to the other party and all such Information shall remain the property of the disclosing party.

8. Neither this Agreement, the disclosure of Information under this Agreement, nor the ongoing discussions and correspondences between the parties, shall constitute or imply a commitment or binding obligation between the parties or their respective affiliated companies, if any, regarding the Subject Matter.

9. The parties understand and agree that no failure or delay by the disclosing party in exercising any right, power or privilege under this Agreement shall operate as a

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     waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

10. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to choice of law principles.

12. This Agreement shall become effective as of the date set forth below ("Effective Date"). The obligations of the parties under this Agreement shall survive and continue through the later of:

     a.  a date of three (3) years after the Effective Date; or

     b. a date of three (3) years after the expiration of any agreement entered into between the parties concerning the Subject Matter, including, without limitation, that Full Service Integrated Risk Management Contract between the parties dated July 16, 2002.

13. The parties acknowledge that, in the event of an unauthorized disclosure, the damages incurred by a nondisclosing party may be difficult if not impossible to ascertain, and that such nondisclosing party shall be entitled to specific performance and injunctive or other equitable relief, as well as monetary damages and attorneys' fees, against a party that breaches this Agreement as a remedy for any such breach. The parties further agree to waive and to use their best efforts to cause their Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

14. This Agreement constitutes the entire understanding between the parties with respect to the Information provided hereunder. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and executed on behalf of each party by its duly authorized representative.

     Each party represents that it has caused this Agreement to be executed by a representative empowered to bind that party with respect to the undertakings and obligations contained herein.

     In witness whereof the parties hereto have executed this NONDISCLOSURE AGREEMENT effective as of the Effective Date.

FCSTONE, L.L.C.                         LSCP, L.P.
                                        By:  Little Sioux Corn Processors, LLC,
                                             its General Partner

By:  /s/ Peter Nessler                  By:  /s/ Daryl J. Haack
     -------------------------             ------------------------------------
Its: Director, Renewable Fuels          Daryl J. Haack, President
     -------------------------

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